Exhibit 4.1

Conformed Copy

$35,000,000 SENIOR UNSECURED CREDIT AGREEMENT

Dated as of July 1, 2009

among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

THE LENDERS LISTED ON SCHEDULE I HERETO

and

BARNES GROUP INC.,

as Borrower

i

6.10	No Event of Default	38
6.11	Holding Company and Investment Company Acts	38
6.12	Certain Transactions	39
6.13	Employee Benefit Plans	39
6.14	Use of Proceeds	40
6.15	Environmental Compliance	40
6.16	Subsidiaries, etc	42
6.17	Disclosure	42
6.18	Foreign Asset Control Regulations, Etc	42

7.	AFFIRMATIVE COVENANTS	43
7.1	Punctual Payment	43
7.2	Maintenance of Office	43
7.3	Records and Accounts	43
7.4	Financial Statements, Certificates and Information	43
7.5	Notices	45
7.6	Legal Existence; Maintenance of Properties	46
7.7	Insurance	46
7.8	Taxes	46
7.9	Inspection of Properties and Books, etc	47
7.10	Employee Benefit Plans	48
7.11	Use of Proceeds	48
7.12	Further Assurances	48

8.	CERTAIN NEGATIVE COVENANTS	48
8.1	Restrictions on Indebtedness	48
8.2	Restrictions on Liens	50
8.3	Restrictions on Investments	52
8.4	Restricted Payments	54
8.5	Merger, Consolidation and Disposition of Assets	55
8.6	Sale and Leaseback	56
8.7	Compliance with Environmental Laws	56
8.8	Employee Benefit Plans	56
8.9	Business Activities	57
8.10	Fiscal Year	57
8.11	Transactions with Affiliates	57
8.12	Optional Payment of Subordinated Debt	58

9.	FINANCIAL COVENANTS	58
9.1	Interest Coverage	58
9.2	Leverage Ratio	58
9.3	Senior Leverage Ratio	58

10.	CLOSING CONDITIONS	59
10.1	Loan Documents etc	59
10.2	Certified Copies of Governing Documents	59
10.3	Corporate or Other Action	59
10.4	Incumbency Certificate	59

10.5	Solvency Certificate	59
10.6	Opinions of Counsel	59
10.7	Payment of Fees	60
10.8	Financial Statements	60

11.	CONDITIONS TO ALL BORROWINGS	60
11.1	Representations True; No Default or Event of Default	60
11.2	No Legal Impediment	60
11.3	Proceedings and Documents	60
11.4	No Material Adverse Change; Material Litigation	61

12.	EVENTS OF DEFAULT; ACCELERATION; ETC	61
12.1	Events of Default and Acceleration	61
12.2	Termination of Commitments	64
12.3	Remedies	64

13.	THE ADMINISTRATIVE AGENT	65
13.1	Authorization	65
13.2	Employees and Administrative Agents	65
13.3	No Liability	66
13.4	No Representations	67
13.5	Payments	67
13.6	Holders of Notes	68
13.7	Indemnity	69
13.8	Administrative Agent as Lender; Etc	69
13.9	Resignation	69
13.10	Notification of Defaults and Events of Default	70
13.11	Administrative Agent May File Proofs of Claim	70

14.	ASSIGNMENT AND PARTICIPATION	71
14.1	General Conditions and Conditions to Assignment	71
14.2	Certain Representations and Warranties; Limitations; Covenants	73
14.3	Register	75
14.4	Participations	75
14.5	Limitation upon Participant Rights	75
14.6	Miscellaneous Assignment Provisions	76

15.	PROVISIONS OF GENERAL APPLICATIONS	76
15.1	Setoff	76
15.2	Expenses	77
15.3	Indemnification	78
15.4	Treatment of Certain Confidential Information	79
15.5	Notices, Etc	81
15.6	GOVERNING LAW; SUBMISSION TO JURISDICTION	82
15.7	Headings	83
15.8	Counterparts	83
15.9	Entire Agreement, Etc	83
15.10	WAIVER OF JURY TRIAL	83
15.11	Consents, Amendments, Waivers, Etc	84

15.12	Severability	85
15.13	USA Patriot Act Notice	85

16.	NO ADVISORY OR FIDUCIARY RESPONSIBILITY	86

Exhibits

Exhibit A Form of Note

Exhibit B Form of Loan Request

Exhibit C Form of Compliance Certificate

Exhibit D Assignment and Assumption

Exhibit E Guaranty

Schedules

Schedule 1 Lenders and Commitments

Schedule 6.4.1 Fiscal Year Not Ending on December 31

Schedule 6.5 Restricted Payments

Schedule 6.7 Litigation

Schedule 6.15 Environmental Compliance

Schedule 6.16 Subsidiaries Etc.

Schedule 8.1 Existing Senior Debt

Schedule 8.2 Existing Liens

Schedule 8.3 Existing Investments

Schedule 15.5.1 Addresses for Notices

v

SENIOR UNSECURED CREDIT AGREEMENT

This SENIOR UNSECURED CREDIT AGREEMENT (this “Credit Agreement”) is made as of July 1, 2009, by and among Barnes Group Inc. (“Borrower”), a Delaware corporation having its principal place of business at 123 Main Street, Bristol, Connecticut 06010, Wells Fargo Bank, National Association (“Wells Fargo”), a national banking association, and the other lending institutions listed on Schedule 1 (the “Lenders”) and Wells Fargo, as administrative agent for itself and the other Lenders (the “Administrative Agent”).

WHEREAS, the Borrower has requested that the Lenders make available loans to the Borrower on the terms and conditions set forth herein; and

WHEREAS, the Lenders are willing to make available loans to the Borrower on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Borrower, the Lenders and the Administrative Agent agree as follows:

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1 Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accountants. PricewaterhouseCoopers LLP or any other nationally recognized independent auditors selected by the Borrower and reasonably satisfactory to the Administrative Agent.

Acquired Business. A company or business acquired by the Borrower or any of its Subsidiaries (through asset purchase or otherwise) in compliance with §8.5; provided that the company or business acquired will not be considered an Acquired Business until (a) the Borrower has delivered to the Administrative Agent historical financial statements of such company or business prepared in accordance with GAAP, an officer’s certificate pursuant to §8.5.1(a) and such other financial information reasonably requested by the Administrative Agent and (b) the Administrative Agent has consented in writing to the designation of such acquired company or business as an Acquired Business, such consent not to be unreasonably withheld or delayed.

Administrative Agent. Wells Fargo Bank, National Association, acting as agent for the Lenders and each other Person appointed as the successor Administrative Agent in accordance with §13.9.

Administrative Agent’s Office. The Administrative Agent’s address and, as appropriate, account as set forth on Schedule 15.5.1, or such other address or account as the Administrative Agent may from time to time provide notice of to the Borrower and the Lenders.

Administrative Agent’s Special Counsel. Chadbourne & Parke LLP, or such other counsel as may be approved by the Administrative Agent.

Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate. (a) When used generally, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and (b) when used with respect to the Borrower, any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

Applicable Margin. (a) With respect to Base Rate Loans, a rate per annum equal to 1.75%, and (b) with respect to Eurocurrency Rate Loans, a rate per annum equal to 4.25%.

Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption. See §14.1.

Assignment Fee. See §14.1.

Attributable Debt. In respect of a sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

Balance Sheet Date. December 31, 2008.

Barnes Switzerland. Barnes Group Switzerland GmbH, a limited liability company organized under the laws of Switzerland and an indirect, wholly-owned Subsidiary of the Borrower, registered at Alte Haslenstrasse 29, 9053 Teufen, Switzerland, acting through its Nevis Branch having its registered office at Four Seasons Estates, Villa 1426, Palm Grove Villas, Nevis & Saint Kitts, West Indies.

Base Rate. The higher of (a) the variable annual rate of interest so designated from time to time by Wells Fargo at its office in San Francisco, California, as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (1/2%) above the Federal Funds Rate. Changes in the Base Rate resulting from any changes in Wells Fargo’s “prime rate” shall take place immediately without notice or demand of any kind.

Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

Borrower. As defined in the preamble hereto.

Borrower Materials. See §7.4.

Business Day. Any day on which banking institutions in New York, New York are open for the transaction of banking business and, in the case of Eurocurrency Rate Loans, also a day which is a Eurocurrency Business Day.

Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Change in Law. The occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control. If (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under said Act) of thirty percent (30%) or more of the Borrower’s outstanding Voting Stock; provided, however, that members of the Barnes family, Bank of America, N.A. and any of its Affiliates (to the extent that it owns stock in which a member of the Barnes family has an interest), the Barnes Group Inc. Retirement Savings Plan and Fidelity Management Trust Company, in its capacity as trustee under such plan, and employees of the Borrower (except employees of the Borrower who became beneficial owners of more than ten percent (10%) of the Borrower’s Voting Stock prior to becoming employees of the Borrower) shall not be counted as a Person for purposes hereof, or (b) a “change of control” occurs under the other Existing Senior Debt, or any future Indebtedness.

Closing Date. July 1, 2009.

Code. The Internal Revenue Code of 1986, as amended.

Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Loans to the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee. See §2.2.

Commitment Letter. The commitment letter dated April 27, 2009 between the Borrower and Wells Fargo.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders.

Compliance Certificate. See §7.4(c).

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Cash Interest Expense. As of the last day of any fiscal quarter, the amount of interest expense, paid or payable in cash, of the Borrower, its Subsidiaries, and Acquired Businesses (to the extent that such Acquired Business is included in the calculation of Consolidated EBITDA for such period), for the four fiscal quarters ended on such date, determined on a consolidated basis in accordance with GAAP for such period. Except to the extent approved by the Administrative Agent, all Indebtedness incurred in connection with the acquisition of any Acquired Business shall be deemed to have been incurred at the beginning of the four fiscal quarters ended on the last day of such fiscal quarter and to have borne interest at a rate no less than the sum of (a) the arithmetic mean of (x) the Eurocurrency Rate for Eurocurrency Rate Loans having an Interest Period of one month in effect on the first day of the four (4) consecutive fiscal quarters then ending and (y) the Eurocurrency Rate for Eurocurrency Rate Loans having an Interest Period of one month in effect on the last day of the four (4) consecutive fiscal quarters then ending plus (b) the Applicable Margin for Loans then in effect (after giving effect to such acquisition on a pro forma basis).

Consolidated EBITDA. For any period, Consolidated Net Income of the Borrower, its Subsidiaries and, without duplication, the Acquired Businesses (excluding, without duplication, (a) extraordinary gains and losses in accordance with GAAP, (b) gains and losses in connection with asset dispositions whether or not constituting extraordinary gains and losses, and (c) gains or losses on discontinued operations) for the four fiscal quarters ended on such date, plus (i) Consolidated Cash Interest Expense of the Borrower, its Subsidiaries and, without duplication, the Acquired Businesses for such period, plus (ii) to the extent deducted in computing such Consolidated Net Income of the Borrower, its Subsidiaries and, without duplication, the Acquired Businesses, the sum of income taxes, depreciation and amortization for such period. The financial results of any Acquired Businesses acquired at any time during the period tested shall be included as if such Acquired Business had been acquired as of the first day of the period tested.

Consolidated Net Income. The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP (excluding any losses attributable to the use of a fair value methodology for recognition and measurement of impairment of goodwill identified in accordance with Financial Accounting Standards Board Statement No. 142).

Consolidated Senior Debt. Consolidated Total Debt less the outstanding amount of any Subordinated Debt.

Consolidated Total Assets. All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Total Debt. With respect to the Borrower and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, outstanding on such date for borrowed money or the deferred purchase price of property including, without limitation, in respect of any Synthetic Leases or any Capitalized Leases, plus (b) Indebtedness of the type referred to in clause (a) of another Person (not including the Borrower or its Subsidiaries) guaranteed by the Borrower or its Subsidiaries.

Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries.

Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Conversion Request. A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Loan in accordance with §2.7.

Credit Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.

Debtor Relief Laws. The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default. See §12.1.

Delinquent Lender. See §13.5.3.

Derivative Contract. See the definition of “Indebtedness”.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of such Person.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.7.

Eligible Assignee. Any of (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws. Any and all Federal, provincial, state, local and foreign statutes, law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to health, safety or the environment, including but not limited to, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act and the Toxic Substances Control Act.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Eurocurrency Base Rate. See the definition of “Eurocurrency Rate”.

Eurocurrency Business Day. Any day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan.

Eurocurrency Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurocurrency Rate Loans.

Eurocurrency Rate. For any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association Eurocurrency Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered by Wells Fargo’s London Branch (or other Wells Fargo branch or Affiliate) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

Eurocurrency Rate Loans. Loans bearing interest calculated by reference to the Eurocurrency Rate.

Event of Default. See §12.1.

Excluded Taxes. With respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Domestic Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) except as provided in the following sentence, in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under §4.10), any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new Domestic Lending Office) or is attributable to such Non-U.S. Lender’s failure or inability (other than as a result of a Change in Law) to comply with §4.1.3, except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new Domestic Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to §4.1.2.

Existing Senior Debt. Indebtedness of the Borrower and its Subsidiaries in existence as of the Closing Date and listed on Schedule 8.1 hereof.

Existing Senior Notes. The senior notes included in Existing Senior Debt and listed as item 1 on Schedule 8.1 hereof.

Existing Senior Revolving Credit Agreement. The Fourth Amended and Restated Senior Unsecured Revolving Credit Agreement, dated as of September 19, 2007, among Bank of America, N.A., as administrative agent, the lenders party thereto from time to time, the Borrower and Barnes Switzerland, as amended or modified and in effect from time to time.

Existing Subordinated Debt. Indebtedness of the Borrower incurred pursuant to the Existing Subordinated Debt Transactions.

Existing Subordinated Debt Transactions. The convertible senior subordinated debt offerings by the Borrower of the Existing Subordinated Notes.

Existing Subordinated Notes. (i) The 3.75% Convertible Senior Subordinated Notes due 2025 and (ii) the 3.375% Convertible Senior Subordinated Notes due 2027, in each case, issued by the Borrower on August 1, 2005 and March 12, 2007, respectively.

Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

Fees. Collectively, the Commitment Fee and the fees paid to Wells Fargo pursuant to the Commitment Letter.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

GAAP or generally accepted accounting principles. (a) When used herein, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect on the December 31, 2006, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower applying the same principles.

Gibraltar Subsidiary. Barnes Group Gibraltar Limited, a corporation organized under the Laws of Gibraltar and an indirect, wholly-owned Subsidiary of the Borrower.

Governing Documents. With respect to any Person, its certificate or articles of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor. Collectively, all of, and individually, each Subsidiary or Acquired Business that enters into a Guaranty in favor of the Lenders and the Administrative Agent.

Guaranty. The guaranty dated as of the date required by §5.1 from each Person required to become a Guarantor pursuant to §5.1 in favor of the Administrative Agent and the Lenders, in each case of the payment and performance of the Obligations in the form of Exhibit E attached hereto.

Hazardous Substances. See §6.15.

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) all indebtedness arising from borrowed money and similar monetary obligations, whether direct or indirect;

(b) all indebtedness of others secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned by such Person or any of its Subsidiaries or acquired by such Person or any of its Subsidiaries subject thereto, whether or not the Indebtedness secured thereby shall have been assumed;

(c) all indebtedness for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued expenses incurred in the ordinary course of business);

(d) all Attributable Debt of such Person with respect to sale and leaseback transactions of such Person;

(e) all guarantees, endorsements and other contingent obligations, in respect of Indebtedness of others, including (i) any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to insure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, (ii) any obligation of any partnership in which such Person or any of its Subsidiaries is a general partner and (iii) any obligation to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation;

(f) the obligations of such Person to reimburse the issuer in respect of any letters of credit issued for the account of such Person or whereupon such Person is responsible for payment thereof;

(g) every obligation of such Person under any Capitalized Lease;

(h) every obligation of such Person under any Synthetic Lease;

(i) all sales by such Person, other than the sale or discounting of receivables in the ordinary course of business in connection with the collection thereof, of (i) accounts for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”) and;

(j) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the settlement value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “Derivative Contract”).

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rental obligations under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of the Borrower’s wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any Derivative Contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (i) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Indemnified Party. See §13.7.

Indemnitee. See §15.3.

Intercreditor Agreement. That certain Sharing Agreement, dated as of January 11, 2006, executed and delivered by Bank of America, N.A., as administrative agent, the lenders to foreign Subsidiaries of the Borrower from time to time party thereto, the holders of Existing Senior Notes, the Borrower and Barnes Switzerland.

Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurocurrency Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by a Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurocurrency Rate Loan, 1, 2, 3, or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise end on a day that is not a Eurocurrency Business Day, that Interest Period shall be extended to the next succeeding Eurocurrency Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurocurrency Business Day;

(b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(c) if the Borrower shall fail to give notice as provided in §2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurocurrency Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(d) any Interest Period relating to any Eurocurrency Rate Loan that begins on the last Eurocurrency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurocurrency Business Day of a calendar month;

(e) any Interest Period that would otherwise extend beyond the Tranche A Loan Maturity Date or the Tranche B Loan Maturity Date, as the case may be, shall end on the Tranche A Loan Maturity Date or the Tranche B Loan Maturity Date, as applicable; and

(f) the Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in §3.1 unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person

(other than the Person making such expenditure or incurring such liability). In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Laws. Collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Lender Affiliate. (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Lenders. Wells Fargo and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §14.

Leverage Ratio. See §9.2.

Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan Availability Expiration Date. December 31, 2009.

Loan Availability Period. The period beginning on the Closing Date and ending on the earlier of (i) the date of termination of the Commitment pursuant to §12.2 and (ii) the Loan Availability Expiration Date.

Loans. The Tranche A Loans made by the Lenders to the Borrower pursuant to §2.1.1 (including the term loan into which such Tranche A Loans are converted pursuant to the last sentence of §2.1.1) and the Tranche B Loans made by the Lenders to the Borrower pursuant to §2.1.2 (including the term loan into which such Tranche B Loans are converted pursuant to the last sentence of §2.1.2).

Loan Documents. This Credit Agreement, the Notes and the Guaranty.

Loan Parties. Collectively, the Borrower and each other Person (other than the Administrative Agent or any Lender) executing a Loan Document.

Loan Request. See §2.6.

Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(g) a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations, or income of, the Borrower and its Subsidiaries, taken as a whole;

(h) an adverse effect on the ability of the Borrower or any other obligor, individually and taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or

(i) any material impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, or any material impairment of the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document.

Moody’s. Moody’s Investors Service, Inc. and any successor thereto.

Non-U.S. Lender. See §4.1.3.

Notes. See §2.4.

Note Record. A Record with respect to a Note.

Obligations. All indebtedness, obligations and liabilities of any of the Borrower and any of its Subsidiaries, as the case may be, to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or any of the Notes, or other instruments at any time evidencing any thereof.

Optional Subordinated Payment. Any repayment, prepayment, redemption, repurchase, cash payment or any other payment that may be made solely at the option of the Borrower, in connection with the conversion of Subordinated Debt.

Overnight Rate. For any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Participant. See §14.4.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Performance Letter of Credit. Any letter of credit issued to support contractual obligations for supply, service or construction contracts, including, but not limited to, bid, performance, advance payment, warranty, retention, availability and defects liability obligations.

Permitted Liens. Liens permitted by §8.2.

Person. Any individual, corporation, limited liability company partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Platform. See §7.4.

Public Lender. See §7.4.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

Register. See §14.3.

Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Required Lenders. As of any date, the Lenders holding more than fifty percent (50%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitute more than fifty percent (50%) of the Total Commitment.

Responsible Officer. The president, chief executive officer, chief financial officer, vice president-controller, vice president-treasurer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Payment. In relation to the Borrower and its Subsidiaries, any (a) Distribution, (b) payment or prepayment by the Borrower or its Subsidiaries to any of the Borrower’s or any Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrower, or to any Affiliate of the Borrower or any Subsidiary of any Affiliate of the Borrower or such Subsidiary’s shareholders (or other equity holders), or (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower or such Subsidiary.

S&P. Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

Sale Leaseback Transaction. Any arrangement, directly or indirectly, whereby the Borrower or any domestic Subsidiary of the Borrower sells or transfers any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or such domestic Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

Senior Leverage Ratio. See §9.3.

Significant Subsidiary. Each Subsidiary of the Borrower which in the most recent fiscal year of the Borrower accounted for more than ten percent (10%) of the Consolidated Total Assets for each of the most recent three fiscal years of the Borrower; provided, however, that with respect to Subsidiaries created or acquired after the date hereof, if thereafter such entity, in a fiscal year, accounts for more than ten percent (10%) of the Consolidated Total Assets in such fiscal year, it shall be deemed to be a Significant Subsidiary for such fiscal year.

Subordinated Debt. Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Administrative Agent after consultation with the Required Lenders, including without limitation the Existing Subordinated Debt.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Taxes. Other than Excluded Taxes, all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Commitment: The sum of the Commitments of the Lenders, as in effect from time to time, which amount shall not exceed (a) with respect to the Tranche A Loans, $35,000,000 and (b) with respect to the Tranche B Loans, the lesser of (x) $35,000,000 less the Tranche A Loans outstanding from time to time and (y) $20,000,000, in each case, as may be decreased from time to time in accordance with this Credit Agreement; provided that, at no one time shall the Total Commitment exceed $35,000,000 in the aggregate.

Tranche A Loan Repayment Date. Means each of January 1, April 1, July 1 and October 1, commencing on April 1, 2010 and ending on July 1, 2012.

Tranche A Loan Maturity Date. July 1, 2012.

Tranche A Loans. The loan(s) made by the Lenders to the Borrower pursuant to §2.1.1 (including the term loan into which such loans are converted pursuant to the last sentence of §2.1.1), the proceeds of which may be used solely for working capital, capital expenditures and general corporate purposes.

Tranche B Loan Repayment Date. Means each of January 1, April 1, July 1 and October 1, commencing on April 1 2010 and ending on July 1, 2011.

Tranche B Loan Maturity Date. July 1, 2011.

Tranche B Loans. The loan(s) made by the Lenders to the Borrower pursuant to §2.1.2 (including the term loan into which such loans are converted pursuant to the last sentence of §2.1.2), the proceeds of which may be used solely for working capital, capital expenditures and general corporate purposes.

Type. As to any Loan, its nature as a Base Rate Loan or a Eurocurrency Rate Loan.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Wells Fargo. Wells Fargo Bank, National Association, a national banking association in its individual capacity.

1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

(m) All calculations with respect to the financial covenants set forth in § 9 of this Agreement and the application of the definitions related thereto shall be determined using the same methodology and application of GAAP as is used in determining compliance with the financial covenants set forth in § 10 of the Existing Senior Revolving Credit Agreement as in effect on the date hereof, unless otherwise consented to by the Administrative Agent; provided, that, in the event that the Existing

Senior Revolving Credit Agreement is terminated prior to the payment in full of all amounts outstanding hereunder, then the Borrower and each of the Lenders shall mutually agree on the methodology and application of GAAP that shall be used to determine compliance with the financial covenants set forth in § 9 of this Agreement.

2. THE CREDIT FACILITY.

2.1 Commitment to Lend.

2.1.1 Tranche A Loans. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow from time to time during the Loan Availability Period upon notice by the Borrower to the Administrative Agent given in accordance with §2.6, such sums, in Dollars up to a maximum aggregate amount outstanding (after giving effect to all amounts then being requested under the applicable Loan Request) at any one time equal to such Lender’s Commitment, provided that the sum of the outstanding amount of the Tranche A Loans (after giving effect to all amounts then being requested under the applicable Loan Request) shall not at any time exceed the Total Commitment at such time, provided, further, any payments or prepayments of Tranche A Loans made during the Loan Availability Period may not be reborrowed. The Tranche A Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Tranche A Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §10 and §11 have been satisfied on the date of such request. The balance of any and all Tranche A Loans outstanding on the Loan Availability Expiration Date shall convert into a term loan payable pursuant to §3.1.1 and any payments or prepayments of Tranche A Loans made after the Loan Availability Expiration Date may not be reborrowed.

2.1.2 Tranche B Loans. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow, repay, and reborrow from time to time during the Loan Availability Period upon notice by the Borrower to the Administrative Agent given in accordance with §2.6, such sums, in Dollars up to a maximum aggregate amount outstanding (after giving effect to all amounts then being requested under the applicable Loan Request) at any one time equal to such Lender’s Commitment. The Tranche B Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Tranche B Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §10 and §11 have been satisfied on the date of such request. The balance of any and all Tranche B Loans outstanding on the Loan Availability Expiration Date shall convert into a term loan payable pursuant to §3.1.2 and any payments or prepayments of Tranche B Loans made after the Loan Availability Expiration Date may not be reborrowed.

2.1.3 Total Commitment. For the avoidance of doubt, at no time shall the sum of the outstanding amount of the Tranche A Loans and the Tranche B Loans exceed $35,000,000.

2.2 Unused Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with the Lenders’ respective Commitment Percentages a commitment fee (the “Commitment Fee”) in Dollars calculated at the rate per annum equal to 0.50% on the daily average amount of the unused Total Commitment. The Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Loan Availability Expiration Date or any earlier date on which the Commitments shall terminate.

2.3 Reduction of Total Commitment. The Borrower shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Administrative Agent to reduce by $1,000,000 or a whole multiple of $100,000 in excess thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

2.4 The Notes. The Loans shall be evidenced by separate promissory notes of the Borrower, in substantially the form of Exhibit A hereto (each a “Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with §14 hereof) and completed with appropriate insertions. One Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment or, if less, the outstanding principal amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Lender’s Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Lender’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Note

Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.5 Interest on Loans. Except as otherwise provided in §4.9,

(a) Each Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin.

(b) Each Loan which is a Eurocurrency Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurocurrency Rate determined for such Interest Period plus the Applicable Margin with respect to Eurocurrency Rate Loans as in effect from time to time. The Borrower promises to pay interest on the Loans, as applicable, on each Interest Payment Date with respect thereto.

2.6 Requests for Loans.

2.6.1 General. The Borrower shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Loan requested hereunder (a “Loan Request”) no less than (a) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) Eurocurrency Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan. Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Interest Period for such Loan, (iv) the Type of such Loan and (v) whether the Borrower desires that such Loan requested be a Tranche A Loan or a Tranche B Loan, or combination thereof, and the intended use of proceeds for such Loan. Promptly upon receipt of any such notice, the Administrative Agent shall (a) notify the Borrower whether the Loan requested will be a Tranche A Loan or a Tranche B Loan, or a combination thereof, which determination will be made in the Administrative Agent’s sole discretion (except for the initial borrowing in the aggregate principal amount of $17,000,000 to be borrowed no later than July 31, 2009 in accordance with §2.9, which shall be deemed to be Tranche A Loans) and (b) notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof, and after giving effect to all Loans, all conversions of Loans from one Type to another as provided in §2.7.1, and all continuations of Loans as the same Type as provided in §2.7.2, there shall not be more than five (5) Interest Periods in effect with respect to the Loans.

2.7 Conversion Options.

2.7.1 Conversion to Different Type of Loan. The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (a) with respect to any such conversion of a Eurocurrency Rate Loan to a Base Rate Loan, the Borrower shall give the Administrative Agent at least three (3) Eurocurrency Business Days prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurocurrency Rate Loan, the Borrower shall give the Administrative Agent at least three (3) Eurocurrency Business Days prior written notice of such election; (c) with respect to any such conversion of a Eurocurrency Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Loan may be converted into a Eurocurrency Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its Eurocurrency Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Loan to a Eurocurrency Rate Loan shall be irrevocable by the Borrower.

2.7.2 Continuation of Type of Loan. Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no Eurocurrency Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurocurrency Rate Loan as such, then such Eurocurrency Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

2.7.3 Eurocurrency Rate Loans. Any conversion to or from Eurocurrency Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all

Eurocurrency Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $100,000 in excess thereof.

2.8 Funds for Loan.

2.8.1 Funding Procedures. Not later than 11:00 a.m. (New York City time) on the proposed Drawdown Date of any Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§10 and 11, and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Loans made available to the Administrative Agent by the Lenders. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Loans.

2.8.2 Advances by Administrative Agent. The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Loans to be made on such Drawdown Date and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date such Lender shall pay to the Administrative Agent its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is paid by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date. The obligations of any Lender under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

2.9 Initial Draw. Subject to compliance with the terms and provisions set forth in §10 and §11, the Borrower shall make a Loan Request for a borrowing of Tranche A Loans in an aggregate amount of not less than $17,000,000, which Loan Request shall be made no later than July 31, 2009.

3. REPAYMENT OF THE LOANS.

3.1 Loan Repayment.

3.1.1 Tranche A Loans Amortization. The Tranche A Loans shall be repaid by the Borrower in ten (10) consecutive quarterly installments payable on each Tranche A Loan Repayment Date in an amount equal to ten percent (10%) of the aggregate principal amount of the Tranche A Loans outstanding as of the Loan Availability Expiration Date, and the Tranche A Loans shall be permanently reduced by the amount of each installment on the date payment thereof is made hereunder. The aggregate outstanding principal amount of Tranche A Loans and accrued interest thereon which remain unpaid on the Tranche A Loan Maturity Date, or such earlier date as payment may be due by reason of prepayment, acceleration or otherwise, shall be paid in full on such date.

3.1.2 Tranche B Loans Amortization. The Tranche B Loans shall be repaid by the Borrower in six (6) consecutive quarterly installments payable on each Tranche B Loan Repayment Date in an amount equal to sixteen and two thirds percent (16 2/3%) of the aggregate principal amount of the Tranche B Loans outstanding as of the Loan Availability Expiration Date, and the Tranche B Loans shall be permanently reduced by the amount of each installment on the date payment thereof is made hereunder. The aggregate outstanding principal amount of Tranche B Loans and accrued interest thereon which remain unpaid on the Tranche B Loan Maturity Date, or such earlier date as payment may be due by reason of prepayment, acceleration or otherwise, shall be paid in full on such date.

3.2 Optional Repayments of Loans.

3.2.1 Amortization Period Prepayments. The Borrower shall have the right at its election to repay the outstanding amount of the Tranche A Loans and the Tranche B Loans, as a whole or in part, in each case at any time without penalty or premium, subject to compliance with §3.2.2. Any repayment of the Loans by the Borrower shall be applied (i) first, to repay installments of the Tranche A Loans in inverse order of maturity until the outstanding Tranche A Loans are repaid in full and (ii) second, to repay installments of the Tranche B Loans in inverse order of maturity.

3.2.2 General Provisions. Subject to compliance with §4.8, any full or partial prepayment of the outstanding amount of any Eurocurrency Rate Loans pursuant to this §3.2 may be made on a day other than the last day of the Interest Period relating thereto. The Borrower shall give the Administrative Agent, no later than 10:00 a.m., New York City time, (i) at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this §3.2 of Base Rate Loans and (ii) at least three (3) Eurocurrency Business Days notice of any proposed prepayment pursuant to this §3.2 of Eurocurrency Rate Loans, in each case specifying the proposed date of prepayment of Loans, the principal amount to be prepaid and, during the Loan Availability Period, whether such prepayment is to be applied to outstanding Tranche A Loans or outstanding Tranche B Loans. Each such partial prepayment of the Loans shall be in a minimum amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurocurrency Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4. CERTAIN GENERAL PROVISIONS.

4.1 Funds for Payments.

4.1.1 Payments to Administrative Agent. All payments of principal, interest, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (New York City time or other local time at the place of payment) and in immediately available funds.

4.1.2 No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any Taxes unless the Borrower is compelled by law to make such deduction or withholding. If any such Taxes are imposed with respect to any amount payable by the Borrower hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the

Administrative Agent would have received on such due date had no such Taxes been imposed. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Taxes imposed or asserted on or attributable to amounts payable under this Section paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

4.1.3 Non-U.S. Lenders. Each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or the Administrative Agent or for such Lender’s or the Administrative Agent’s account, deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that (i) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a

controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender or the Administrative Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto). The Borrower shall not be required to pay any additional amounts to any Non-U.S. Lender in respect of United States federal withholding tax pursuant to §4.1.2 above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of this §4.1.3; provided, however, that the foregoing shall not relieve the Borrower of its obligation to pay additional amounts pursuant to §4.1.2 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof, a Non-U.S. Lender that was previously entitled to receive all payments under this Credit Agreement and the Notes without deduction or withholding or with reduced withholding of any United States federal income taxes is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding or that such Lender is subject to reduced withholding, as the case may be.

4.2 Computations. Except as otherwise expressly provided herein, all computations of interest, and, the Commitment Fee or other fees shall be based on a 360-day year and paid for the actual number of days elapsed, except that computations based on the Base Rate (except to the extent derived from the Federal Funds Rate) shall be based on a 365 or 366, as applicable, day year and paid for the actual number of days elapsed. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension; provided that for any Interest Period for any Eurocurrency Rate Loan if such next succeeding Business Day falls in the next succeeding calendar month or after the Tranche A Maturity Date or the Tranche B Loan Maturity Date, as the case may be, it shall be deemed to end on the next preceding Business Day.

4.3 Inability to Determine Eurocurrency Rate. In the event, prior to the commencement of any Interest Period relating to any Eurocurrency Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that (a)

adequate and reasonable methods do not exist for ascertaining the Eurocurrency Rate that would otherwise determine the rate of interest to be applicable to any Eurocurrency Rate Loan during any Interest Period or (b) the Eurocurrency Rate determined or to be determined for such Interest Period will not, in the Administrative Agent’s reasonable opinion, adequately and fairly reflect the cost to the Lenders of making or maintaining their Eurocurrency Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders. In such event (i) any Loan Request or Conversion Request with respect to Eurocurrency Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each Eurocurrency Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make Eurocurrency Rate Loans shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders, shall so notify the Borrower and the Lenders.

4.4 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall forthwith be suspended and (b) such Lender’s Loans then outstanding as Eurocurrency Rate Loans shall be prepaid or, if applicable, converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurocurrency Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §4.4, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurocurrency Rate Loans hereunder.

4.5 Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender (except any reserve requirement reflected in the Eurocurrency Rate), or

(d) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing is

(i)	to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii)	to reduce the amount of principal, interest, or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii)	to require such Lender or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder, then, and in each such case, the Borrower will within thirty (30) days of demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum.

4.6 Capital Adequacy. If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact in writing. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower agrees to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined within thirty (30) days of presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with §4.7 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

4.7 Certificate. A certificate setting forth any additional amounts payable pursuant to §§4.5 or 4.6 showing the calculation in reasonable detail, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing. The Lender or the Administrative Agent shall notify the Borrower within 180 days after it becomes aware of the imposition of such additional amount or amounts; provided that if such Lender or the Administrative Agent fails to so notify the Borrower within such 180 day period, such Lender or the Administrative Agent shall not be entitled to claim any additional amount or amounts pursuant to this subsection for any period ending on a date which is prior to 180 days before such notification.

4.8 Indemnity for Eurocurrency Rate Loans. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurocurrency Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurocurrency Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (c) the making of any payment of a Eurocurrency Rate Loan (including, the payment of principal on any Loan in accordance with §3.1) or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto (but excluding loss of margin), including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans. If any Lender becomes entitled to claim any payment pursuant to this §4.8, it shall notify the Borrower within sixty (60) days of the event by reason of which it has become so entitled and shall provide the Borrower with a certificate as to any additional amounts payable pursuant to this section, showing the calculation thereof in reasonable detail. The Borrower shall promptly pay all such amounts upon receipt of Lender’s certificate.

4.9 Interest After Default.

4.9.1 Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate), including any Applicable Margin, until such amount shall be paid in full (after as well as before judgment).

4.9.2 Amounts Not Overdue. During the continuance of a Default or an Event of Default, the principal of the Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Required Lenders pursuant to §15.12, bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate) , including any Applicable Margin.

4.10 Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to §§4.5 or 4.6, (b) is unable to make or maintain Eurocurrency Rate Loans as a result of a condition described in §4.4 or (c) defaults in its obligation to make Loans in accordance with the terms of this Credit Agreement, or if any other circumstance exists that gives the Borrower express rights to replace a Lender hereunder, the Borrower may, so long as no Default or Event of Default has occurred and is then continuing, within ninety (90) days of (i) receipt of such demand, notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation or causing §4.4 to be applicable), or (ii) such default or circumstance giving the Borrower such express right to replace a Lender hereunder, as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with the Borrower in obtaining a replacement Lender satisfactory to the Administrative Agent and the Borrower (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and Commitment as provided herein, but none of such Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Commitment, then such Affected Lender shall assign, in accordance with §14, all of its Commitment, Loans, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (B) prior to any such assignment, the Borrower shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §§4.5 and 4.6. Upon the effective date of such assignment, the Borrower shall issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution shall become a “Lender” for all purposes under this Credit Agreement and the other Loan Documents.

5. GUARANTORS.

5.1 Guaranty by Subsidiaries.

(a) The Borrower shall cause each of the Significant Subsidiaries (excluding any foreign Subsidiaries) to execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, (i) a Guaranty in the form of Exhibit E attached hereto, and (ii) any other instruments and documents as the Administrative Agent may reasonably require, together with legal opinions in form and substance reasonably satisfactory to the Administrative Agent to be delivered to the Administrative Agent and the Lenders opining as to authorization, validity and enforceability of such Guaranties.

(b) To the extent any of the Borrower’s Subsidiaries agrees to provide a guaranty to any of the lenders under the Existing Senior Debt or other Indebtedness permitted hereunder, the Borrower, if requested by the Administrative Agent with sixty (60) days prior written notice, but in no event later than the grant of such other guaranty, will cause each Subsidiary (excluding any foreign Subsidiaries) that has agreed to guaranty such other Indebtedness to become a Guarantor in accordance with (a) above.

6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

6.1 Corporate Authority.

6.1.1 Incorporation; Good Standing. The Borrower and each of its Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

6.1.2 Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been or will be (prior to becoming a party thereto) duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries or any provision of the Governing Documents of the Borrower and (d) do not conflict with any agreement or other instrument binding upon the Borrower or any of its Subsidiaries, except where any such conflict would not have a Material Adverse Effect.

6.1.3 Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party, upon execution and delivery hereof or thereof, will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

6.2 Governmental Approvals. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require, on the part of the Borrower or any such Subsidiary, the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

6.3 Title to Properties. Except where the failure to do so would not have a Material Adverse Effect and would not violate this Credit Agreement, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), free from Liens other than Permitted Liens.

6.4 Financial Statements.

6.4.1 Fiscal Year. Except as set forth on Schedule 6.4.1, as of the Closing Date, the Borrower and each of its Subsidiaries has a fiscal year which is the twelve months ending on December 31 of each calendar year.

6.4.2 Financial Statements. There has been furnished to the Administrative Agent and each Lender a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, certified by the Accountants. Such balance sheet and statement of income have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts required to be disclosed under GAAP, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

6.5 No Material Adverse Changes, etc. Since the Balance Sheet Date there has been no change in the business, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole which has had a Material Adverse Effect.

Other than as set forth on Schedule 6.5 hereto, since the Balance Sheet Date the Borrower has not made any Restricted Payment that would violate this Credit Agreement.

6.6 Franchises, Patents, Copyrights, etc. The Borrower and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, which has had, individually or in the aggregate with all such other conflicts, a Material Adverse Effect.

6.7 Litigation. Except as set forth in Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries before any Governmental Authority, that, so far as the Borrower can now reasonably foresee, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.8 Compliance with Other Instruments, Laws, etc. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it is a party or by which it or any of its properties may be bound or any decree, order, judgment, law, statute, license, rule or regulation, in any of the foregoing cases in a manner that could be reasonably expected to have a Material Adverse Effect.

6.9 Tax Status. Each of the Borrower and its Subsidiaries (a) has made or filed all federal, state and material foreign income and other material tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

6.10 No Event of Default. No Default or Event of Default has occurred and is continuing.

6.11 Holding Company and Investment Company Acts. Neither the Borrower nor any of its Subsidiaries (i) is a “holding company” or a “public-utility company” under the Public Utility Holding Company Act of 2005 or those regulations publicly promulgated by the Federal Energy Regulatory Commission thereunder, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.12 Certain Transactions. Except for transactions permitted under §8.11 and arm’s length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries or Affiliates is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

6.13 Employee Benefit Plans.

6.13.1 Relationship of Benefits to Pension Plan Assets. The aggregate present value of all benefit liabilities within the meaning of §4001 of ERISA under each Guaranteed Pension Plan did not, as of the last annual valuation date for such Plan, exceed the fair market value of the assets of such Plan allocable to such benefits by more than $500,000, all as determined in accordance with Statement of Financial Accounting Standards No. 87.

6.13.2 Prohibited Transactions. Neither the Borrower nor any ERISA Affiliate nor any Employee Benefit Plan nor any trust created thereunder, nor, to the Borrower’s knowledge, any trustee or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code, or described in Section 406 of ERISA, which could subject the Borrower, or any ERISA Affiliate, any of the Employee Benefit Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Employee Benefit Plans or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975 or by Section 502(i) of ERISA.

6.13.3 Guaranteed Pension Plans. Each contribution to a Guaranteed Pension Plan required to be made to avoid the incurrence of an accumulated funding deficiency and the notice or lien provisions of §302(f) of ERISA, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of thirty (30) days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.

6.13.4 Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

6.14 Use of Proceeds.

6.14.1 Tranche A Loans. The proceeds of the Tranche A Loans shall be used solely for working capital, capital expenditures and general corporate purposes.

6.14.2 Tranche B Loans. The proceeds of the Tranche B Loans shall be used solely for working capital, capital expenditures and general corporate purposes.

6.14.3 Regulations U and X. No portion of any Loan will be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

6.15 Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) neither the Borrower, its Subsidiaries, nor, to the Borrower’s nor to any of its Subsidiaries’ knowledge, any operator of the Real Estate or any operations thereon is in violation, nor, to the knowledge of the Borrower or any of its Subsidiaries, is there any alleged violation, of any Environmental Laws which violation could reasonably be foreseen to have a Material Adverse Effect;

(b) neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c) except as set forth on Schedule 6.15 attached hereto: (i) no portion of the Real Estate currently owned, leased or operated by the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, formerly owned, leased or operated has been used for the handling, processing, storage or disposal of Hazardous Substances except in material compliance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate currently owned, leased or operated by the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, formerly owned, leased or operated; (ii) in the course of any activities conducted by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower or any of its Subsidiaries, by operators of the Real Property currently owned, leased or operated by the Borrower or any of its Subsidiaries, no Hazardous Substances have been generated or are being used on the Real Estate except in material compliance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the Real Property currently owned, leased or to the knowledge of the Borrower or any of its Subsidiaries, operated by the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower or any of its Subsidiaries, formerly owned, leased or operated by the Borrower or any of its Subsidiaries; (iv) to the knowledge of the Borrower or any of its Subsidiaries there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real

Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the knowledge of the Borrower or any of its Subsidiaries, operating in compliance with such permits and applicable Environmental Laws; and

(d) neither the Borrower nor any of its Subsidiaries, nor any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby.

6.16 Subsidiaries, etc. As of the date of this Credit Agreement, (i) the Subsidiaries of the Borrower (direct and indirect) are listed on Schedule 6.16, (ii) except as set forth on Schedule 6.16 hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person, and (iii) the jurisdiction of incorporation/formation and principal place of business of each Subsidiary of the Borrower is listed on Schedule 6.16 hereto.

6.17 Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by the Borrower or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information, such projected financial information was prepared in good faith upon assumptions believed to be reasonable at the time, it being recognized that such projected financial information may materially differ from actual financial information and results.

6.18 Foreign Asset Control Regulations, Etc. Neither the Borrower nor any of its Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”), or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control

Regulations”) or (b) knowingly engages or will knowingly engage in any unlicensed dealings or transactions, or be otherwise associated with, any such “blocked person”.

7. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

7.1 Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, the Fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

7.2 Maintenance of Office. The Borrower will maintain its chief executive office in Bristol, Connecticut, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

7.3 Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage the Accountants and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent.

7.4 Financial Statements, Certificates and Information. The Borrower will deliver to the Administrative Agent:

(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the last day of such fiscal year, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP (except as required by a change in GAAP or as concurred to by the Accountants), and certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, by the Accountants, together with a written statement from the Accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

(b) as soon as practicable, but in any event not later than sixty (60) days after the end of each fiscal quarter of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the last day of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to the absence of footnotes and year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit C hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 and (if applicable) reconciliations to reflect changes in GAAP since December 31, 2006;

(d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

(e) upon request of the Administrative Agent, the Borrower’s annual business plan; and

(f) from time to time such other financial data and information (including accountants’ management letters) as the Administrative Agent may reasonably request.

The Administrative Agent will promptly deliver to each Lender via Intralinks or another similar electronic system (the “Platform”) (or other method of delivery permitted thereunder) copies of all information received by it pursuant to this §7.4.

The Borrower hereby acknowledges that (i) the Administrative Agent will make available to Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Intralinks or the Platform and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.

7.5 Notices.

7.5.1 Defaults. Promptly upon becoming aware of any such event, the Borrower will notify the Administrative Agent in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent describing the notice or action and the nature of the claimed default.

7.5.2 Notice of Litigation and Judgments. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent in writing within fifteen (15) days of becoming aware of (i) any litigation or proceedings threatened in writing or any pending litigation and proceedings, or (ii) any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority affecting the Borrower or any of its Subsidiaries, or (iii) any event in which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its

Subsidiaries provided that such matters referred to in clauses (i), (ii), or (iii) above could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries. Such notices shall state the nature and status of such litigation, proceedings, violation or event. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.

7.5.3 New Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, provide the Administrative Agent with written notice promptly following any creation or acquisition of a Subsidiary after the Closing Date.

7.6 Legal Existence; Maintenance of Properties. Except as otherwise permitted hereunder, the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries. The Borrower (i) will cause all of its properties and those of its Subsidiaries necessary for the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that such property will be able to serve the functions for which they are currently being used, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in similar or related businesses; provided that nothing in this §7.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and will not in the aggregate have a Material Adverse Effect.

7.7 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in the Borrower’s judgment.

7.8 Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves or otherwise made appropriate provisions therefor as required by GAAP with respect thereto; and provided further that the Borrower and each Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

7.9 Inspection of Properties and Books, etc.

7.9.1 General. The Borrower shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors), all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request; provided that the Administrative Agent and the Lenders shall not exercise such rights more than two times during any calendar year and the Borrower shall only be obligated to pay for one visitation, inspection or examination of their properties during such calendar year; provided further that if a Default or Event of Default has occurred and is continuing, the Administrative Agent and the Lenders may do any of the foregoing as frequently as the Administrative Agent and the Lenders deem necessary, in each case at the expense of the Borrower.

7.9.2 Communications with Accountants. The Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with the Accountants and authorizes the Accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries. At the request of the Administrative Agent, the Borrower shall deliver a letter addressed to the Accountants instructing them to comply with the provisions of this §7.9.2.

7.9.3 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments except for matters which, individually or in the aggregate, would not have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or the Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

7.10 Employee Benefit Plans. The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) promptly furnish to the Administrative Agent a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.

7.11 Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in §6.14.1 and §6.14.2.

7.12 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

8. CERTAIN NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

8.1 Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c) Indebtedness in respect of any Derivative Contracts in the ordinary course of business;

(d) Existing Senior Debt, and refundings, replacements or refinancings thereof; provided that no such refunding or refinancing shall shorten the maturity or weighted average life to maturity or increase the principal amount of any of the Existing Senior Debt;

(e) Indebtedness of the Borrower’s domestic Subsidiaries not to exceed $10,000,000, including such Indebtedness outstanding on the Closing Date;

(f) Indebtedness of the Borrower’s foreign Subsidiaries not to exceed in the aggregate for all such foreign Subsidiaries, ten percent (10%) of Consolidated Total Assets and $50,000,000 in the aggregate for any foreign Subsidiary, including such Indebtedness outstanding on the Closing Date; provided that Indebtedness of foreign Subsidiaries of the Borrower that are party to the Intercreditor Agreement and all of whose lenders are party to the Intercreditor Agreement shall not be included in this calculation;

(g) Indebtedness of the Borrower or any Subsidiary that constitutes a Synthetic Lease or Capitalized Lease or otherwise incurred to finance the acquisition of fixed or capital assets (other than pursuant to Sale Leaseback Transactions referred to in §8.1(m), whether pursuant to a loan, financing lease or otherwise) in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(h) Indebtedness of the Borrower or any Subsidiary in respect of Subordinated Debt;

(i) Indebtedness of the Borrower owing to any Subsidiary of the Borrower which is expressly subordinated to the prior payment in full in cash of all Obligations on terms disclosed to and reasonably acceptable to the Administrative Agent prior to the incurrence thereof;

(j) Indebtedness of a Person outstanding at the time it is first acquired by the Borrower in an acquisition permitted pursuant to §8.5.1(g), provided that any such Indebtedness was not created at the time of or in contemplation or in anticipation of such acquisition;

(k) Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with the issuance of any surety bonds, Performance Letters of Credit or other similar performance bonds required pursuant to any contractual obligation or requirement of law to which the Borrower or any of its Subsidiaries are subject in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(l) additional Indebtedness of the Borrower not exceeding $35,000,000 less any Indebtedness incurred under this Credit Agreement (excluding Indebtedness incurred under this Credit Agreement and used to refund, replace or refinance Existing Senior Notes as permitted under paragraph (d)) or under paragraph (g), in an aggregate principal amount at any one time outstanding;

(m) Indebtedness of Subsidiaries of the Borrower owing to any other Subsidiaries of the Borrower or to the Borrower which results from an Investment permitted under §8.3(g) or (i); and

(n) Indebtedness of the Borrower and its domestic Subsidiaries incurred in connection with Sale Leaseback Transactions, in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

Notwithstanding the foregoing, the aggregate amount of (i) Indebtedness of the Borrower (under paragraphs (j) secured by Liens plus (ii) Indebtedness of the Borrower’s Subsidiaries (under paragraphs (e), (f) or (j) shall not exceed fifteen percent (15%) of Consolidated Total Assets of the Borrower, determined as of the end of the then most recently completed fiscal year of the Borrower.

8.2 Restrictions on Liens.

8.2.1 Permitted Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any receivables with or without recourse; provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens to secure claims for labor, material or supplies in respect of obligations not overdue;

(ii) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(iv) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties in existence less than 180 days from the date of creation thereof in respect of obligations not overdue;

(v) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vi) Liens securing Indebtedness permitted under §8.1(g);

(vii) Liens on assets that are the subject of Sale Leaseback Transactions permitted under §8.1(m);

(viii) Other Liens in existence on the Closing Date and listed in Schedule 8.2;

(ix) Liens securing acquired indebtedness under §8.1(j),

provided that such Liens secured such Indebtedness prior to the related acquisitions and are not spread to cover any additional assets or Indebtedness, and are not in violation of the final sentence of §8.1; and

(x) Other Liens in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

The Borrower covenants and agrees that if any of its Subsidiaries shall create or assume any Lien upon any of its respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent shall have been obtained from the Lenders), the Borrower will make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as such other Indebtedness shall be so secured. The covenants of the Borrower contained herein shall only be in effect for so long as the Borrower shall be similarly obligated under any other Indebtedness. An Event of Default shall occur for so long as such other Indebtedness becomes secured notwithstanding any actions taken by the Borrower to ratably secure the Obligations hereunder.

8.2.2 Restrictions on Negative Pledges and Upstream Limitations. The Borrower will not, nor will it permit any of its Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or in-kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §8.2.1, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business and (iii) any negative pledges granted in the Existing Senior Debt.

8.3 Restrictions on Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America or Canada, or marketable obligations of any instrumentality or agency thereof, the payment of the principal and interest of which is unconditionally guaranteed by the United States of America or Canada;

(b) certificates of deposit or other obligations issued by, or bankers’ acceptances of, any bank or trust company organized under the laws of Brazil, Singapore, the Federal Republic of Germany, France, the United Kingdom, Japan, Canada or the United States of America or any state thereof (including foreign branches of any such bank or trust company) and having capital, surplus and undivided profits in excess of $100,000,000;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof with a maturity not in excess of 270 days from the date of acquisition thereof and that at the time of purchase have been rated and the ratings for which are not less than “P 2” if rated by Moody’s, and not less than “A 2” if rated by S&P;

(d) in the case of any foreign Subsidiary, but only with respect to countries in which such Subsidiary exists, such Investments of a comparable quality and term to the other Investments permitted by clauses (a), (b) and (c) of this §8.3 as are usually made in the jurisdiction or jurisdictions in which the business of such foreign Subsidiary is principally conducted by prudent corporate investors in like circumstances;

(e) Investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f) Investments existing on the date hereof in Subsidiaries; and other Investments existing on the date hereof and listed on Schedule 8.3 hereto;

(g) Investments by the Borrower in Subsidiaries, including such Investments existing on the date hereof, not to exceed in the aggregate fifteen percent (15%) of Consolidated Total Assets; provided that the above limitation shall not apply with respect to (x) Investments made in order to effect acquisitions permitted under §8.5, (y) Investments in Barnes Switzerland or (z) Investments in Guarantors; and provided further that notwithstanding any provision set forth in this §8.3 to the contrary, (I) Investments in the Gibraltar Subsidiary shall be limited to $100,000, and (II) Investments in the Luxembourg Subsidiaries, other than amounts being held for application to the account of the Borrower or Barnes Switzerland, shall be limited to $100,000;

(h) Investments consisting of permitted acquisitions under §8.5;

(i) (A) Investments by Subsidiaries of the Borrower in the Borrower, provided that any Investment by Subsidiaries in the Borrower must be an equity Investment or expressly subordinated to the prior payment in full in cash of all Obligations on terms disclosed to and reasonably acceptable to the Administrative Agent prior to the incurrence thereof; and (B) Investments by Subsidiaries of the Borrower in other Subsidiaries of the Borrower;

(j) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $2,000,000 in the aggregate at any time outstanding;

(k) Investments in joint ventures; provided that the operation to be invested in is in a similar or related business and; provided further that after giving effect to such joint venture, the Borrower shall be in compliance, on a pro forma historical basis, with all financial covenants;

(l) Investments arising from payments under any Guaranty executed and delivered pursuant to §5.1 of this Credit Agreement;

(m) Investments by the Borrower in Capital Stock of any Person, in an aggregate amount not to exceed $30,000,000 outstanding at any time;

(n) Investments in respect of Restricted Payments permitted pursuant to §8.4; and

(o) Investments by the Borrower arising from the repurchase or conversion of Subordinated Debt in compliance with §8.4.

8.4 Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to make any Restricted Payments except that (i) pursuant to §8.3(o), the Borrower may issue its Capital Stock or make cash payments upon the repayment or conversion, as applicable, of Subordinated Debt in accordance with the applicable subordination provisions of the written instruments evidencing such Subordinated Debt and (ii) so long as no Default or Event of Default then exists or would result from such payment, the Borrower may (a) declare or pay any dividends, or (b) redeem, convert, retire or otherwise acquire shares of any class of its Capital Stock. Notwithstanding the above, any Subsidiary may make Distributions to the Borrower and the Borrower agrees that neither it nor any Subsidiary will enter into any agreement restricting Distributions from such Subsidiary to the Borrower.

8.5 Merger, Consolidation and Disposition of Assets.

8.5.1 Mergers and Acquisitions. The Borrower will not, nor will it permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except the merger or consolidation of, or asset or stock acquisitions between existing Subsidiaries of the Borrower, mergers of existing Subsidiaries of the Borrower with and into the Borrower, and asset or stock acquisitions by any of the Borrower or its Subsidiaries of the stock or assets of existing Subsidiaries of the Borrower, and except as otherwise provided in this §8.5.1. The Borrower may purchase or otherwise acquire all or substantially all of the assets or stock or other equity interests of any other Person provided that:

(a) the Borrower is in current compliance with and, giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with all of the covenants in Articles 8 and 9 hereof as if the transaction occurred on the first day of the period of measurement; provided, that, to the extent such acquisition will be included as an Acquired Business, the Administrative Agent shall have received an Officer’s Certificate certifying compliance with §§9.1-9.3 on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement and the related documentation showing the estimated calculations (subject to any adjustments) made in determination thereof;

(b) at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;

(c) the business to be acquired is similar to the business conducted by the Borrower, or businesses reasonably related or incidental thereto;

(d) not later than seven (7) days prior to the proposed acquisition date, notice of any proposed acquisition with an aggregate consideration (including assumption of indebtedness) of more than $30,000,000, together with all information reasonably requested by the Administrative Agent with respect to such acquisition (including without limitation, historical financial statements and due diligence summaries) shall have been furnished to the Administrative Agent;

(e) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition;

(f) if such acquisition is made by a merger, the Borrower (or a wholly-owned Subsidiary of the Borrower) shall be the surviving entity; and

(g) the total consideration to be paid in connection with any acquisition or series of related acquisitions, in the form of cash and assumption of debt with respect to any such acquisition or series of related acquisitions, shall not exceed $200,000,000 without the consent of the Administrative Agent and the Required Lenders.

8.5.2 Disposition of Assets. The Borrower will not, nor will it permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than transfers of assets between the Borrower and Subsidiaries of the Borrower that would be permitted Investments under §8.3, transfers of assets from a Subsidiary of the Borrower to another Subsidiary of the Borrower, the sale of inventory or discounted receivables, the licensing of intellectual property, leases of property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices; provided however, that in any fiscal year, the Borrower may dispose of up to ten percent (10%) of its Consolidated Total Assets (calculated as of the most recent quarter end prior to any proposed disposition) in the aggregate, based on the fair market value or book value, of such assets being sold or otherwise disposed of, whichever is greater.

8.6 Sale and Leaseback. The Borrower will not, and will not permit any of its domestic Subsidiaries to, enter into any Sale Leaseback Transaction, except to the extent the Indebtedness incurred in connection with such Sale Leaseback Transaction and any related Lien is permitted under §§8.1(m) and 8.2.1(vii).

8.7 Compliance with Environmental Laws. Except to the extent required by the day-to-day operations of the Borrower and its Subsidiaries, and in all instances in compliance in all material respects with all applicable Environmental Laws, the Borrower will not knowingly, and will not knowingly permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate.

8.8 Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will:

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could have a Material Adverse Effect on the Borrower or any of its Subsidiaries; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived except for such deficiencies as would not have a Material Adverse Effect; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of such Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code;

(e) except for instances which would not have a Material Adverse Effect, permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the fair market value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(f) permit or take any action which would contravene any Applicable Pension Legislation.

8.9 Business Activities. The Borrower will not, nor will it permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in similar or related businesses.

8.10 Fiscal Year. The Borrower will not, nor will it permit any of its Subsidiaries to, change the date of the end of its fiscal year from that set forth in §6.4.1.

8.11 Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any transaction (except transactions which in any one calendar year do not involve in the aggregate an amount in excess of $500,000) with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

8.12 Optional Payment of Subordinated Debt. The Borrower will not, nor permit any of its Subsidiaries to, make any Optional Subordinated Payment, unless no Default or Event of Default then exists or would result from such Optional Subordinated Payment.

9. FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

9.1 Interest Coverage. As of the end of any fiscal quarter, the Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the four (4) consecutive fiscal quarters then ending to be less than the applicable ratio set forth in the table below:

For the Four Quarters Ending	Ratio
6/30/2009 — 9/30/2009	4.25:1
12/31/2009 — Thereafter	4.50:1

9.2 Leverage Ratio. As of the end of any fiscal quarter, the Borrower will not permit the ratio of Consolidated Total Debt (excluding, for purposes of calculation of the Leverage Ratio, reverse interest rate swap contracts) as at such date to Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending (the “Leverage Ratio”) to be more than the applicable ratio set forth in the table below:

For the Four Quarters Ending	Ratio
6/30/2009 — 9/30/2009	4.00:1
12/31/2009 — Thereafter	3.75:1

9.3 Senior Leverage Ratio. As of the end of any fiscal quarter, the Borrower will not permit the ratio of Consolidated Senior Debt (excluding, for purposes of calculation of the Senior Leverage Ratio, reverse interest rate swap contracts) as at such date to Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending (the “Senior Leverage Ratio”) to be more than the applicable ratio set forth in the table below:

For the Four Quarters Ending	Ratio
6/30/2009 — 9/30/2009	3.25:1
12/31/2009 — Thereafter	3.00:1

10. CLOSING CONDITIONS.

The obligations of the Lenders to make the initial Loans shall be subject to the satisfaction of the following conditions precedent:

10.1 Loan Documents etc. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document.

10.2 Certified Copies of Governing Documents. Each of the Lenders shall have received from each Loan Party a copy, certified by a duly authorized officer of such Loan Party to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

10.3 Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by each Loan Party of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

10.4 Incumbency Certificate. Each of the Lenders shall have received from each Loan Party an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Loan Party, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, each of the Loan Documents; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests; and (c) to give notices and to take other action under the Loan Documents.

10.5 Solvency Certificate. Each of the Lenders shall have received an officer’s certificate of the Borrower dated as of the Closing Date, signed on behalf of the Borrower (and not individually), as to the solvency of the Borrower and its Subsidiaries on a consolidated basis following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

10.6 Opinions of Counsel. Each of the Lenders and the Administrative Agent shall have received favorable legal opinions, addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from Signe S. Gates, Esq., General Counsel, and McDermott Will & Emery LLP, special counsel to the Borrower and the other Loan Parties.

10.7 Payment of Fees. The Borrower shall have paid to the Administrative Agent all the Fees due on the Closing Date, including without limitation the fees payable pursuant to the Commitment Letter.

10.8 Financial Statements. The Administrative Agent shall have received copies of financial statements for the fiscal quarter ending March 31, 2009, and the Administrative Agent shall be satisfied that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal period then ended.

11. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make the Loans, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

11.1 Representations True; No Default or Event of Default. Each of the representations and warranties of the Borrower and the other Loan Parties contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate have not resulted and would not be reasonably likely to result in a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

11.2 No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan.

11.3 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto (including the financial projections delivered to the Administrative Agent) shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

11.4 No Material Adverse Change. No change in the business, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole which would be reasonably likely to result in a Material Adverse Effect shall have occurred since the Balance Sheet Date.

12. EVENTS OF DEFAULT; ACCELERATION; ETC.

12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, in each case within five (5) Business Days of when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrower shall fail to comply with any of its covenants contained in §§7.1, 7.4, 7.5.1, the first sentence of §§7.6, 7.12, 7.13, Article 8 or Article 9;

(d) the Borrower shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §12.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

(e) any representation or warranty of the Borrower or the other Loan Parties in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Lease, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Lease, in each case in excess of $20,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g) the Borrower or any Significant Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or such Significant Subsidiary or of any substantial part of the assets of the Borrower or such Significant Subsidiaries or shall commence any case or other proceeding relating to the Borrower or such Significant Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary and the Borrower or such Significant Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any Significant Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $20,000,000;

(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or its stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $10,000,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $10,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l) the Borrower or any Significant Subsidiary shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(m) there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any Significant Subsidiary if such event or circumstance is not covered by business interruption insurance and could reasonably be foreseen to have a Material Adverse Effect;

(n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;

(o) a Change of Control shall occur;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g) or 12.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

12.2 Termination of Commitments. If any one or more of the Events of Default specified in §12.1(g) or §12.1(h) shall occur and be continuing, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date the conditions precedent to the making of the Loans to be made on such Drawdown Date are not satisfied, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans. No termination of the credit hereunder shall relieve the Borrower of any of the Obligations.

12.3 Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, each Lender, if owed any amount with respect to the Loans, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13. THE ADMINISTRATIVE AGENT.

13.1 Authorization.

(a) Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as Administrative Agent hereunder and under any of the other Loan Documents and any related documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b) The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(c) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

(d) The provisions of this §13 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

13.2 Employees and Administrative Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan

Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

13.3 No Liability. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability to any Lender for relying upon, any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. With respect to the Lenders, the Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, is contrary to any Loan Document or applicable law; provided further that, the Administrative Agent shall not be required to take any action (other than an action expressly required by this Credit Agreement to be taken by it under such circumstances) that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability. The Administrative Agent shall in all cases be fully protected, as against the Lenders, in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such

Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

13.4 No Representations.

13.4.1 General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, any of the other Loan Documents, or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

13.4.2 Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in §10, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent acting upon the Borrower’s account shall have received notice from such Lender not less than three (3) days prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent to such effect on or prior to the Closing Date.

13.5 Payments.

13.5.1 Payments to Administrative Agent. A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

13.5.2 Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might subject it to any liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

13.5.3 Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Loan or (b) to comply with the provisions of §15.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

13.6 Holders of Notes. The Administrative Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

13.7 Indemnity. To the extent not reimbursed by the Borrower, the Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its Affiliates (including any of the officers, directors, employees, agents and attorneys-in-fact of any thereof) (each an “Indemnified Party”) from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which such Indemnified Party has not been reimbursed by the Borrower as required by §15.3), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or such Indemnified Party’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by such Indemnified Party’s willful misconduct or gross negligence, or, in the absence of instruction or concurrence of the Required Lenders, breach of contract.

13.8 Administrative Agent as Lender; Etc. In its individual capacity, Wells Fargo shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes, as it would have were it not also the Administrative Agent.

13.9 Resignation. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. Provided that no Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (y) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this §13.9. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this §13.9). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 13 and §13.9 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

13.10 Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this §13.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

13.11 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the terms of this Credit Agreement) allowed in such proceeding or under any such assignment; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel due the Administrative Agent under the terms of the Credit Agreement, and any other amounts due the Administrative Agent under the terms of this Credit Agreement.

(c) Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

14. ASSIGNMENT AND PARTICIPATION.

14.1 General Conditions and Conditions to Assignment.

The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except:

(a) any Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it; provided that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (such consent not to be unreasonably withheld or delayed);

(ii) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Assumption, substantially in the form of Exhibit D attached hereto (an “Assignment and Assumption”), together with any Notes subject to such assignment, a processing and recordation fee (the “Assignment Fee”) in the amount of $2,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive the Assignment Fee in the case of any assignment;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not apply to rights in respect of Loans made pursuant to §2.6.2; and

(iv) (A) any assignment of a Commitment must be approved by the Administrative Agent, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and (B) unless an Event of Default has occurred and is continuing, in the case of any assignment to an Eligible Assignee who would impose costs or burdens on the Borrower under §§4.1.2, 4.1.3, 4.4, 4.5, and/or 4.6 not applicable to the assigning Lender (or in the aggregate greater than any such costs or burdens imposed by the assigning Lender), such assignment must be approved by the Borrower (such approval, whether referred to in clause (A) or (B), not to be unreasonably withheld or delayed).

Subject to the approvals pursuant to §14.1(a)(iv), upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five (5) Business Days after the execution thereof, (y) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder, and (z) the assigning Lender shall, to the extent of its interest being assigned by such Assignment and Assumption (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto), be released from its obligations under this Credit Agreement, but, notwithstanding such assignment, shall continue to be entitled to the benefits of (i) §§4.1.2, 4.5, 4.6 and 4.8 and (ii) §15.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §14.4;

(b) by way of participation in accordance with the provisions of §14.4; or

(c) by way of pledge or assignment of a security interest subject to the restrictions of §14.7 (and any other attempted assignment or transfer by any party hereto shall be null and void).

Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §14.4 and, to the extent expressly contemplated hereby, the respective Affiliates, directors, officers, employees, agents and advisors of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

14.2 Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

(b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §6.4 and §7.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;

(d) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

(e) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(f) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender;

(g) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption;

(h) such assignee acknowledges that it has complied with the provisions of §4.1.3 to the extent applicable; and

(i) such assignee represents and warrants that it is an Eligible Assignee.

14.3 Register. The Administrative Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

14.4 Participations. Each Lender may sell participations to one or more Persons (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) except in the case of any such participation sold to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, each such participation shall be in an amount of not less than $2,500,000, or shall be in an amount of such Lender’s entire remaining Commitment and the Loans at the time owing to it, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower, (c) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (d) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans subject to such participation, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Commitment Fee or other fees to which such Participant is entitled, or extend any regularly scheduled payment date for principal or interest with respect to Loans subject to such participation. Subject to §14.5, the Borrower agrees that each Participant shall be entitled to the benefits of §§4.1.2, 4.5, 4.6 and 4.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §14.1. To the extent permitted by law, each Participant also shall be entitled to the benefits of §15.1 as though it were a Lender, provided such Participant agrees to be subject to §15.1 as though it were a Lender.

14.5 Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under §§4.1.2, 4.5 and 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

14.6 Miscellaneous Assignment Provisions. Any Lender may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a fund that invests in bank loans, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such fund as security for such obligations or securities or any institutional custodian for such fund or for such lender. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this §14. No such pledge or the enforcement thereof shall release the pledgor Lender from any of its obligations hereunder or under any of the other Loan Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Borrower or Administrative Agent hereunder.

15. PROVISIONS OF GENERAL APPLICATIONS.

15.1 Setoff. The Borrower hereby grants to the Administrative Agent, each of the Lenders and each Lender Affiliate, a right of setoff as security for all of its liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders or any Lender Affiliate to the Borrower and any securities or other property of the Borrower in the possession of such Lender or any Lender Affiliate may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORRROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

15.2 Expenses. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent or any of the Lenders (other than taxes based upon the Administrative Agent’s or any Lender’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agrees to indemnify the Administrative Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal and examination charges, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any collateral, (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (x) the enforcement of or preservation of rights under any of the Loan Documents against the

Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (y) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with the Borrower or any of its Subsidiaries, and (g) all reasonable fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings. The covenants contained in this §15.2 shall survive payment or satisfaction in full of all other obligations.

15.3 Indemnification. The Borrower and the Guarantors agree to indemnify and hold harmless the Administrative Agent, the Lenders and their respective Affiliates, officers, partners, agents, advisors, directors and employees (each such Person being called an “Indemnitee”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any of its Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (d) with respect to the Borrower and any of its Subsidiaries and the Borrower’s or such Subsidiary’s respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Indemnitee shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel and any costs or expenses related to the settlement of such litigation. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks or other similar information transmission systems in connection with this Credit Agreement or for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan

Documents or the transactions contemplated hereby or thereby, except, in each case, to the extent such damages are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, willful misconduct or breach of contract relating to its treatment or handling of such Intralinks information, electronic telecommunications or other information transmission system. If, and to the extent that the obligations of the Borrower under this §15.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §15.3 shall survive payment or satisfaction in full of all other Obligations.

15.4 Treatment of Certain Confidential Information.

15.4.1 Confidentiality. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §15.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower who is not bound by obligations of confidentiality to the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, (e) to the Administrative Agent, any Lender or, solely in connection with this Credit Agreement and the transactions contemplated hereby, any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) solely in connection with this Credit Agreement and the transactions contemplated hereby, to a Lender Affiliate or a Subsidiary or Affiliate of the Administrative Agent (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of §15.4 or (i) with the consent of the Borrower. Moreover, each of the Administrative Agent, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrower to refer to the Borrower and any of its Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lender or such Financial Affiliate and, for such purpose, the Administrative Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrower or any of its Subsidiaries or any of their businesses; provided that the Borrower be provided with notice and opportunity to review such use to ensure consistency of presentation.

15.4.2 Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

15.4.3 Other. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries. The obligations of each Lender under this §15.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans from any Lender.

15.4.4 Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement, subject to, in each case the applicable statute of limitations. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

15.5 Notices, Etc.

15.5.1 Notices Generally. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to the Borrower, at 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011, Attention: Treasurer, or at such other address for notice as the Borrower shall last have furnished in writing to the Administrative Agent, with a copy to 123 Main Street, Bristol, Connecticut 06010, Attention: General Counsel;

(b) if to the Administrative Agent, at the addresses set forth on Schedule 15.5.1 hereto, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

(c) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof. Any notice or other communication to be made hereunder or under the Notes, even if otherwise required to be in writing under other provisions of this Credit Agreement or the Notes, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement or the Notes, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement or the Notes. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

15.5.2 Electronic Communications.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to §§2.6 and 3.3. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

The Administrative Agent and the Lenders shall be entitled to reasonably rely and act in good faith upon any notices (including telephonic Loan Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the directors, officers, employees, agents and advisors of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person pursuant to this §15.5 on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

15.6 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE

CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE BORROWER CONSENTS AND AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER IN ACCORDANCE WITH LAW AT THE ADDRESS SPECIFIED IN §15.5. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

15.7 Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

15.8 Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

15.9 Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §15.11.

15.10 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY

LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER, THE ADMINISTRATIVE AGENT OR ANY AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER, THE ADMINISTRATIVE AGENT OR SUCH AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT, AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BECAUSE OF, AMONG OTHER THINGS, THE BORROWER’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

15.11 Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrower and each Lender directly affected thereby:

(i) reduce or forgive the principal amount of any Loans, or reduce the rate of interest on the Notes or the amount of the Commitment Fee or eliminate indemnity rights in favor of such Lender;

(ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;

(iii) postpone or extend the Tranche A Loan Maturity Date, the Tranche B Loan Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or the Commitment Fees or other amounts payable to such Lender;

(b) without the written consent of all of the Lenders, release any of the Significant Subsidiaries from its guaranty obligations under the Guaranty to which it is a party (it being understood that this limitation shall not apply to any release related to transactions permitted by §8.5), amend or waive this §15.11 or the definition of Required Lenders (it being understood that the addition of one or more additional credit facilities, the allowance of the credit extensions, interest and fees thereunder to share ratably or on a subordinated basis with the Loans, interest and the Commitment Fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of Required Lenders shall require only the approval of the Required Lenders); and

(c) without the written consent of the Administrative Agent, amend or waive §13 or any other provision applicable to the Administrative Agent.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. If a Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with §4.10; provided that such amendment, waiver, consent or release may be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

15.12 Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

15.13 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

16. NO ADVISORY OR FIDUCIARY RESPONSIBILITY.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) the Administrative Agent has no obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waive and release any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

BARNES GROUP INC.

By:	/S/ LAWRENCE W. O’BRIEN
Name: Lawrence W. O’Brien Title: Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ DONALD SCHWARTZ
Name: Donald Schwartz Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ DONALD SCHWARTZ
Name: Donald Schwartz Title: Senior Vice President

Exhibit A

FORM OF

PROMISSORY NOTE

[$]_________	___________ ____, _____

FOR VALUE RECEIVED, the undersigned BARNES GROUP INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [    ], a[an] [            ] (the “Lender”), at the Administrative Agent’s office at [                    ] the principal amount set forth above, or, if less, the aggregate unpaid principal amount of the Tranche A Loans and the Tranche B Loans (each as defined in the Credit Agreement referred to below) made by the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of such Tranche A Loans and such Tranche B Loans from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of July 1, 2009 (as amended and in effect from time to time, the “Credit Agreement”), by and among the Borrower, the Lender and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”) and other parties thereto. Capitalized terms used herein and not otherwise herein are used herein as defined in the Credit Agreement. The Lender and any holder hereof may enforce the agreements of the Borrower set forth in the Credit Agreement, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.

The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE BORROWER CONSENTS AND AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §15.5 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed as of the date first above written.

BARNES GROUP INC.

By:
Name: Title:

By:
Name: Title:

Date	Amount of Tranche A Loan	Amount of Tranche B Loan	Amount of Principal of Tranche A Loan Paid or Prepaid	Amount of Principal of Tranche B Loan Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

Exhibit B

FORM OF LOAN REQUEST

                    ,

Wells Fargo Bank, National Association, as Administrative Agent

530 Fifth Avenue, 19th Floor

New York, NY 10036

Re:	[Loan] [Conversion] [Continuation] Request under the Credit Agreement, dated as of July 1, 2009

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of July 1, 2009 (as the same may be amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation (the “Borrower”), Wells Fargo Bank, National Association (“Wells Fargo”) and the other lending institutions referred to therein as Lenders (collectively, the “Lenders”) and Wells Fargo, as administrative agent (the “Administrative Agent”) for itself and the other Lenders party thereto. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Pursuant to §2.6 of the Credit Agreement, the Borrower hereby requests that a [Tranche A Loan/Tranche B Loan] consisting of a [Base Rate Loan in the principal amount of $            ] [Eurocurrency Rate Loan in the principal amount of $             with an Interest Period of [1] [2] [3] [6] months] be made on                    , 20    . The proceeds from the requested [Tranche A Loan/Tranche B Loan] will be used for [insert intended use of proceeds].

[Pursuant to §2.7 of the Credit Agreement, the Borrower hereby requests that the [Tranche A Loans/Tranche B Loans] in the amount of $             which are currently [Base Rate][ Eurocurrency Rate] Loans be [converted to] [continued as] [Base Rate Loans] [Eurocurrency Rate Loans with an Interest Period of [1] [2] [3] [6] months] on                     , 20    .]

The Borrower understands that this request is irrevocable and binding on the Borrower, that, except for the initial borrowing in the aggregate principal amount of $17,000,000 to be borrowed no later than July 31, 2009 in accordance with §2.9 of the Credit Agreement (which shall be deemed to be Tranche A Loans), the decision of whether the requested Loan will be deemed to be a Tranche A Loan or a Tranche B Loan (or combination thereof) will be made in the sole discretion of the Administrative Agent, and obligates the Borrower to accept the requested [Tranche A Loan/Tranche B Loan] on such date. This Loan Request constitutes a certification that the conditions precedent set forth in §§ 10 and 11 of the Credit Agreement to the making of the Loans requested hereby have been satisfied as of the date hereof.

The Borrower hereby certifies (a) that the aggregate outstanding principal amount of the Loans on today’s date is less than the Total Commitment after giving effect to this Loan Request, (b) that the proceeds of the requested Loan will be used in accordance with the provisions of the Credit Agreement, (c) that each of the representations and warranties contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate have not resulted and would not be reasonably likely to result in a Material Adverse Effect, and to the extent that such representations and warranties related expressly to an earlier date) and (d) that no Default or Event of Default has occurred and is continuing.

Very truly yours, BARNES GROUP INC.

By:
Name: Title:

By:
Name: Title:

2

Exhibit C

FORM OF

COMPLIANCE CERTIFICATE

                    , 20

Wells Fargo Bank, National Association, as Administrative Agent

and the Lenders referred to below

530 Fifth Avenue, 19th Floor

New York, NY 10036

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of July 1, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation (the “Borrower”), Wells Fargo Bank, National Association (“Wells Fargo”), and the other lending institutions listed on Schedule 1 (the “Lenders”) and Wells Fargo, as administrative agent (the “Administrative Agent”) for itself and the Lenders. Capitalized terms used herein without definition shall have the same meanings herein as in the Credit Agreement.

This is a certificate delivered pursuant to § 7.4(c) of the Credit Agreement for purposes of evidencing compliance with the financial covenants provided for in § 9 of the Credit Agreement. This certificate has been duly executed by the principal financial or accounting officer of the Borrower.

To the best of the knowledge and belief of the undersigned: (a) each of the representations and warranties contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate have not resulted and would not be reasonably likely to result in a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date); (b) attached hereto as Appendix 1 and set forth in reasonable detail are computations evidencing compliance with the covenants contained in § 9 of the Credit Agreement as of the date and for the applicable period to which the financial statements delivered herewith relate; (c) the information furnished in the calculations attached hereto was true, accurate, correct, and complete in all material respects as of the last day of such period and for such applicable period, as the case may be, subject to normal year end adjustments; (d) as of the date hereof, no Default or Event of Default has occurred or is continuing and (e) the annual financial statements delivered to the Lenders and the Administrative Agent herewith as required by §7.4 of the Credit Agreement were prepared in accordance with GAAP (except as required by a change in GAAP or as concurred to by the Accountants) and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the undersigned has executed this certificate as an instrument under seal as of the date first written above.

BARNES GROUP INC.

By:
Name: Title:

By:
Name: Title:

3

Appendix 1

COMPLIANCE CERTIFICATE

BARNES GROUP INC.

A. Interest Coverage

1. Consolidated EBITDA:

(A)   Consolidated Net Income of the Borrower, its Subsidiaries and, without duplication, the Acquired Businesses (excluding, without duplication, (1) extraordinary gains and losses in accordance with GAAP, (2) gains and losses in connection with asset dispositions whether or not constituting extraordinary gains and losses, and (3) gains or losses on discontinued operations) for the four (4) consecutive fiscal quarters ended on such date

$__________________

(B) Consolidated Cash Interest Expense of the Borrower, its Subsidiaries and, without duplication, the Acquired Businesses for such period		$__________________

(C) To the extent deducted in computing such Consolidated Net Income of the Borrower, its Subsidiaries and, without duplication, the Acquired Businesses, for such period:

(i) Income taxes	$	_________________

(ii) Depreciation	$	_________________

(iii) Amortization	$	_________________

Sum of Items (i) through (iii)	$	_________________

Consolidated EBITDA (Sum of Items (A) through (C))

	$	_________________

2. Consolidated Cash Interest Expense:

Consolidated Cash Interest Expense for the four (4) consecutive fiscal quarters then ending	$	_________________

3. Consolidated EBITDA to Consolidated Cash Interest Expense Ratio (Ratio of Item 1 to Item 2):

______ : _____

4.      Consolidated EBITDA to Consolidated Cash Interest Expense Ratio (Interest Coverage) under Section 9.1 of the Credit Agreement during the period shall not be less than the applicable ratio set forth in the table below

For the Four Quarters Ending	Ratio
6/30/2009 – 9/30/2009 12/31/2009 – Thereafter	4.25:1 4.50:1

B. Leverage Ratio

1. Consolidated Total Debt as at such date:

(A)   With respect to the Borrower and its Subsidiaries, without duplication, the aggregate amount of Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, outstanding on such date for borrowed money or the deferred purchase price of property including, without limitation, in respect of any Synthetic Leases or Capitalized Leases (excluding reverse interest rate swap contracts)

	$	_________________

(B)   With respect to the Borrower and its Subsidiaries, without duplication, Indebtedness of the type referred to in B.1(A) of another Person (not including the Borrower or its Subsidiaries) guaranteed by the Borrower or its Subsidiaries

	$	_________________

Consolidated Total Debt (Item B.1(A) + Item B.1(B))	$	_________________

2. Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending:

Consolidated EBITDA (See Item 1 of Interest Coverage above)	$	_________________

3. Consolidated Total Debt to Consolidated EBITDA Ratio (Ratio of Item 1 to Item 2)

_____ : _____

4.      Consolidated Total Debt to Consolidated EBITDA Ratio (Leverage Ratio) under Section 9.2 of the Credit Agreement during the period shall not be more than the applicable ratio set forth in the table below:

For the Four Quarters Ending
Ratio
6/30/2009 – 9/30/2009	4.00:1
12/31/2009 – Thereafter	3.75:1

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C. Senior Leverage Ratio

1. Consolidated Senior Debt as at such date:

(A) Consolidated Total Debt as at such date (see Item 1 of Leverage Ratio above)	$	_________________

(B) Subordinated Debt as at such date	$	_________________

ConsolidatedSenior Debt (Item C.1(A) - Item C.1(B))	$	_________________

2. Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending:

Consolidated EBITDA (See Item 1 of Interest Coverage above)	$	_________________

3. Consolidated Senior Debt to Consolidated EBITDA Ratio (Ratio of Item 1 to Item 2)

____ : ____

4.      Consolidated Senior Debt to Consolidated EBITDA Ratio (Senior Leverage Ratio) under Section 9.3 of the Credit Agreement during the period shall not be more than the applicable ratio set forth in the table below:

For the Four Quarters Ending
Ratio
6/30/2009 – 9/30/2009	3.25:1
12/31/2009 – Thereafter	3.00:1

3

Exhibit D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]][1]

3.	Borrower:	Barnes Group Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of July 1, 2009, by and among Barnes Group Inc., the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

6.	Assigned Interest:

[1]	Select as applicable.

Percentage of Facility Assigned	Aggregate Amount of Tranche A Loans Assigned	Aggregate Amount of Tranche B Loans Assigned
_______%	$___________	$___________

[7.	Trade Date: ][2]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of Page Intentionally Left Blank]

[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNOR]

By:
Title:

3

[Consented to and]3 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Consented to:][4]

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

Exhibit E

FORM OF

GUARANTY

GUARANTY, dated as of [                    , 20    ], by [                    ], a[an] [                    ] (the “Guarantor”) in favor of (i) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to the CREDIT AGREEMENT dated as of July 1, 2009 (as amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation (the “Company”), the Lenders, and the Administrative Agent and (ii) each of the Lenders.

WHEREAS, the Company and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and

WHEREAS, the Guarantor wishes to guaranty the Company’s obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;

NOW, THEREFORE, the Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:

17. Definitions. The term “Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

18. Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to § 362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the

Administrative Agent or any Lender first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the obligations of the Guarantor hereunder with respect to such Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments by the Guarantor hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent.

19. Guarantor’s Agreement to Pay Enforcement Costs, etc. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay, in Dollars, to the Administrative Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

20. Waivers by Guarantor; Bank’s Freedom to Act. The Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation;

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(iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of setoff), against the Guarantor before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.

21. Unenforceability of Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantor.

22. Subrogation; Subordination.

22.1 Waiver of Rights Against Company. Until the final payment and performance in full of all of the Obligations, the Guarantor shall not exercise and hereby

3

waives any rights against the Company arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantor to the Company; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender.

22.2 Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Obligations. The Guarantor agrees that, while any default in the payment or performance of any of the Obligations exists, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantor until all of the Obligations shall have been paid in full or such default ceases to exist. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

22.3 Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantor for the benefit of the Lenders and the Administrative Agent.

23. Setoff. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Guarantor under this Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.

24. Further Assurances. The Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full

4

effect to this Guaranty and to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by the Guarantor concerning the financial condition of the Company and that the Guarantor will look to the Company and not to the Administrative Agent or any Lender in order for the Guarantor to keep adequately informed of changes in the Company’s financial condition.

25. Termination; Reinstatement. This Guaranty shall remain in full force and effect until the Administrative Agent is given written notice of the Guarantor’s intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Administrative Agent at the address of the Administrative Agent for notices set forth in §15.5 of the Credit Agreement. No such notice shall affect any rights of the Administrative Agent or any Lender hereunder, including without limitation the rights set forth in §§4 and 6, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

26. Successors and Assigns. This Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, the Note, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with §14 of the Credit Agreement. The Guarantor may not assign any of its obligations hereunder. Notwithstanding the foregoing, the Guarantor may assign its Obligations to the surviving entity in its merger with another domestic Subsidiary in accordance with §8.5 of the Credit Agreement, provided that no Event of Default exists and is continuing under the Credit Agreement.

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27. Joinder Agreement and Affirmation. To the extent requested by the Administrative Agent, the Guarantor will cause each Subsidiary [(excluding any foreign Subsidiaries)] assigned any of the Guarantor’s Obligations in accordance with §10, to execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, (a) a Joinder Agreement and Affirmation in the form of Annex I attached hereto, and (b) any other instruments and documents as the Administrative Agent may reasonably require, together with legal opinions in form and substance reasonably satisfactory to the Administrative Agent to be delivered to the Administrative Agent and the Lenders opining as to authorization, validity and enforceability of such Guaranty.

28. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

29. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantor, at the address set forth beneath its signature hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in §15.5 of the Credit Agreement, or at such address as either party may designate in writing to the other.

30. Governing Law; Consent to Jurisdiction. THIS GUARANTY SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in §13. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

31. Waiver of Jury Trial. THE GUARANTOR AND EACH OF THE BENEFICIARIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN

6

CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Guarantor (i) certifies that neither the Administrative Agent or any Lender nor any representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Administrative Agent or any Lender is a party, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this §15.

32. Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

[SUBSIDIARY]

By:
Name:
Title:

Address:

Telex:

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Annex I to Form of Guaranty

FORM OF

JOINDER AGREEMENT AND AFFIRMATION

This Joinder Agreement and Affirmation (this “Joinder Agreement”) is executed and delivered as of                     , 20    , by [NEW SUBSIDIARY], a                      corporation (the “New Subsidiary”), pursuant to § 11 of the Guaranty, dated as                     , 20    , as amended (as so amended, and as may be further amended and in effect from time to time, the “Guaranty”), by in favor of (i) WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for itself and the other Lenders which are or may become parties to the Credit Agreement, dated as of July 1, 2009 (as amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation, the Lenders, and the Administrative Agent and (ii) each of the Lenders. All capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

§1. Joinder to Guaranty. The New Subsidiary hereby agrees to become a guarantor of the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all the Obligations and, by executing and delivering this Joinder Agreement, does hereby join and become a party to the Guaranty as a “Guarantor” (as defined in the Guaranty), assuming all of the obligations and liabilities of a “Guarantor” (as defined in the Guaranty) thereunder. The New Subsidiary hereby agrees to comply with, and be bound by, all of the terms and conditions of the Guaranty in all respects as an original guarantor thereunder, as if the New Subsidiary was an original signatory thereto, including without limitation, guaranteeing all Obligations arising or incurred after the Closing Date.

§2. Effectiveness. This Joinder Agreement shall become effective upon the receipt by the Administrative Agent of facsimile copies of original counterparts (to be followed promptly by original counterparts) or original counterparts of this Joinder Agreement, duly authorized, executed and delivered by the New Subsidiary.

§3. Governing Law. THIS JOINDER AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

§4. Representations and Covenants. The New Subsidiary hereby represents and warrants to the Administrative Agent and each of the Lenders that its chief executive office and principal place of business is at the location set forth beneath its signature hereto.

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§5. Miscellaneous. The undersigned agrees that this Joinder Agreement shall be deemed to be, and is hereby made a part of the applicable Loan Documents as if set forth therein in full. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed as of the date first written above.

[NEW SUBSIDIARY]

By:
Name:
Title:

Address:

Telex:

Agreed and Accepted to as of this          day

of                     ,         :

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

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